Exhibit 99.2

INTRICON REPORTS 2013 FOURTH-QUARTER RESULTS

Posts Strongest Sales Quarter of the Year;
Company Achieves Profitability from Continuing Operations

ARDEN HILLS, Minn. — Feb. 19, 2014 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its fourth quarter and year ended December 31, 2013.

Highlights:

•	Net sales of $15.0 million represented the strongest quarter of the year and an increase of 21.9 percent sequentially over the 2013 third quarter;
•	Gross margins of 25.5 percent were up slightly over the prior year period and rose sequentially from 21.9 percent in the 2013 third quarter;
•	Achieved profitability from continuing operations for the quarter, compared to losses of $2.0 million and $432,000 in the 2013 second and third quarters, respectively;
•	Reduced bank debt $1.4 million from the prior year and nearly $400,000 from September 30, 2013;
•	Initiated ramp-up production for Medtronic’s recently FDA approved MiniMed 530G insulin pump system;
•	Completed divestiture of discontinued operations IntriCon Tibbetts and its associated security, certain microphone and receiver businesses on January 27, 2014, marking the final significant milestone in the company’s global restructuring plan, and;
•	Amended IntriCon’s credit facilities with The PrivateBank and Trust Company on February 14, 2014.

Fourth-Quarter Financial Results

For the 2013 fourth quarter, the company reported net sales of $15.0 million, versus $15.8 million in the prior-year period. IntriCon had a net loss of $1.4 million, or $0.25 per diluted share, compared to net income of $332,000, or $0.06 per diluted share, for the 2012 fourth quarter.

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IntriCon Corporation 2013 Fourth-Quarter Results

Feb. 19, 2014

The company reported net income from continuing operations of $135,000, or $0.02 per diluted share, in the 2013 fourth quarter versus $488,000, or $0.08 per diluted share, in the prior-year period. Results from discontinued operations in the 2013 fourth quarter were a net loss of $1.6 million, or $0.27 per diluted share, versus a net loss of $156,000, or $0.03 per diluted share, in the prior-year period. Included in the 2013 fourth quarter loss of $1.6 million from discontinued operations was $717,000, or $0.13 per diluted share, of one-time, non-cash charges related to restructuring initiatives.

As part of IntriCon’s global strategic restructuring plan announced in June 2013, the company completed its divestiture of the security business and certain microphone and receiver businesses of IntriCon Tibbetts Corporation, IntriCon’s wholly owned subsidiary based in Camden, Maine, on January 27, 2014. The company anticipates a loss on the sale of approximately $50,000 and an additional loss of $125,000 from discontinued operations, both of which will be reflected in the 2014 first quarter, at which point no further discontinued operations charges are expected. The sale marks the final significant milestone in IntriCon’s restructuring plan.

“The conclusion of our global strategic restructuring plan allows us to accelerate the company's future growth by focusing resources on our highest potential growth opportunities: value hearing health and medical biotelemetry, while driving significant cost reductions,” said Mark S. Gorder, president and chief executive officer of IntriCon. “In the fourth quarter, we continued to make progress in reducing our cost structure and refocusing our efforts, as demonstrated by the return to profitability from continuing operations.

“For the second consecutive quarter we recorded sequential growth in sales, gross profit margins and profitability from continuing operations. We are encouraged with the strong rise in our medical business, driven by a sharp ramp in Medtronic’s recently approved 530G insulin pump system, a program we expect to remain strong throughout 2014. Additionally, hi HealthInnovations has worked through the majority of its existing hearing aid inventory build, and we anticipate increased order activity in 2014 to meet their current sales demand.”

As a percentage of total fourth-quarter sales, medical stood at 56.7 percent, with hearing health and professional audio at 30.1 percent and 13.2 percent, respectively. This compares to 42.0 percent, 34.6 percent and 23.4 percent for medical, hearing health and professional audio, respectively, a year earlier.

Gross profit margins increased to 25.5 percent from 25.2 percent for the prior-year three month period, and rose sequentially from 21.9 percent in the 2013 third quarter. The increase was primarily due to volume increases and cost reductions generated from the global restructuring plan.

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IntriCon Corporation 2013 Fourth-Quarter Results

Feb. 19, 2014

Full-Year Financial Results

For the 2013 year, IntriCon reported net sales of $53.0 million and a net loss of $6.2 million, or $1.08 per diluted share. This compares to 2012 net sales of $60.0 million and net income of $709,000, or $0.12 per diluted share. The 2013 net loss from continuing operations was $2.3 million, or $0.40 per diluted share, with a discontinued operations net loss of $3.9 million, or $0.68 per diluted share. Included in the $3.9 million net loss from discontinued operations for 2013 was $1.7 million, or $0.30 per diluted share, of one-time, non-cash charges related to restructuring initiatives.

As a percentage of total sales, medical stood at 49.0 percent, with hearing health and professional audio at 37.3 percent and 13.7 percent, respectively, for the 12-month period. This compares to 40.8 percent, 39.7 percent and 19.5 percent for medical, hearing health and professional audio, respectively, in 2012.

Gross profit margins decreased to 23.0 percent from 25.5 percent for the prior-year. The decrease was primarily due to lower overall sales volume.

Business Update

Sales in IntriCon’s medical business rose 28.0 percent in the 2013 fourth quarter compared to the year-ago period, and 56.2 percent sequentially from the 2013 third quarter. In September 2013, IntriCon’s largest customer, Medtronic, received FDA approval for their MiniMed 530G insulin pump. With the approval, IntriCon expects medical sales to remain strong in 2014 as Medtronic fulfills marketplace demand for the MiniMed 530G.

Hearing health sales decreased 17.3 percent from the prior-year quarter chiefly stemming from declines in the conventional channel. These were partially offset by modest growth in hi HealthInnovations sales.

Within the conventional hearing health channel, high device costs, distribution inconveniences and retail consolidation are resulting in minimal sales growth. IntriCon believes these factors have created opportunities in alternative care models such as the value hearing aid channel and personal sound amplifier products (PSAP) channel. To capitalize on these opportunities, the company continues to concentrate its efforts in the value hearing health space and is aggressively pursuing larger customers.

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IntriCon Corporation 2013 Fourth-Quarter Results

Feb. 19, 2014

Professional audio sales declined 46.4 percent from the prior-year period. The decrease was due to factors similar to the 2013 third quarter, including: conclusion of the company’s Singapore Government contract in December 2012; the strategic decision to rationalize select non-core professional audio communications product lines; and U.S. Government disruption caused by sequestration. As previously disclosed, IntriCon will continue to leverage its core technology in professional audio to support existing customers, as well as pursue related hearing health and medical product opportunities.

Extension of Credit Facilities

Last week, IntriCon amended its credit facilities with The PrivateBank and Trust Company. Terms of the agreement include: an $8.0 million revolving credit facility, with a subfacility for letters of credit, to mature in February 2018 and a term loan facility of $2.8 million, amortized in quarterly principal installments of $250,000, also maturing in February 2018. The $10.8 million in credit facilities includes London Interbank Offered Rate (LIBOR) interest rate options at varying rates based on funded debt to EBITDA levels.

Said Gorder, “The extended terms and increased borrowing capacity of our amended credit facilities enhance IntriCon’s financial flexibility and strengthen the company in both the short- and long-term. This amendment reinforces The PrivateBank’s commitment to our strategic plan and its belief in our ability to execute our growth initiatives successfully.”

Looking Ahead

Concluded Gorder, “In response to the early 2013 results and market dynamics, we took swift action to reduce our cost structure and sharpen our sales and marketing focus. Together with an improved order outlook from two major customers, we believe the table is set for stronger performance in 2014. The business clearly has excellent momentum and we expect that to continue as we aggressively work to drive growth in our two largest growth opportunities: value hearing health and medical biotelemetry.”

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IntriCon Corporation 2013 Fourth-Quarter Results

Feb. 19, 2014

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Wednesday, Feb. 19, 2014, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review fourth-quarter performance and discuss the company’s strategies. To join the conference call, dial:

1-888-417-8533 and provide the conference ID number 7992560 to the operator.

A replay of the conference call will be available three hours after the call ends through 11:59 p.m. CT on Wednesday, Feb. 26, 2014. To access the replay, dial 1-888-203-1112 and enter passcode: 7992560.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2012. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At PadillaCRT: Matt Sullivan 612-455-1709 matt.sullivan@padillacrt.com

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IntriCon Corporation 2013 Fourth-Quarter Results

Feb. 19, 2014

INTRICON CORPORATION

Consolidated Condensed Statements of Operations

 (In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2013 (Unaudited)	December 31, 2012 (Unaudited)	December 31, 2013 (Unaudited)	December 31, 2012 (Unaudited)

Sales, net	$15,026	$15,831	$52,961	$59,955
Cost of sales	11,189	11,835	40,792	44,656
Gross profit	3,837	3,996	12,169	15,299

Operating expenses:
Sales and marketing	884	961	3,308	3,324
General and administrative	1,350	1,127	5,789	5,426
Research and development	1,184	1,182	4,181	4,481
Restructuring charges	30	—	229	—
Total operating expenses	3,448	3,270	13,507	13,231
Operating income (loss)	389	726	(1,338)	2,068

Interest expense	(132)	(186)	(600)	(755)
Equity in loss of partnerships	(78)	(39)	(262)	(116)
Gain on sale of investment in partnership	—	—	—	822
Other income (expense)	14	(4)	127	(96)
Income (loss) from continuing operations before income taxes and discontinued operations	193	497	(2,073)	1,923

Income tax expense	58	9	217	164
Income (loss) before discontinued operations	135	488	(2,290)	1,759

Loss from discontinued operations, net of income taxes	(1,558)	(156)	(3,872)	(1,050)
Net income (loss)	$(1,423)	$332	$(6,162)	$709

Basic income (loss) per share:
Continuing operations	$0.02	$0.09	$(0.40)	$0.31
Discontinued operations	(0.27)	(0.03)	(0.68)	(0.19)
Net income (loss) per share:	$(0.25)	$0.06	$(1.08)	$0.13

Diluted income (loss) per share:
Continuing operations	$0.02	$0.08	$(0.40)	$0.30
Discontinued operations	(0.27)	(0.03)	(0.68)	(0.18)
Net income (loss) per share:	$(0.25)	$0.06	$(1.08)	$0.12

Average shares outstanding:
Basic	5,710	5,678	5,699	5,669
Diluted	5,710	5,819	5,699	5,888

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IntriCon Corporation 2013 Fourth-Quarter Results

Feb. 19, 2014

INTRICON CORPORATION

Consolidated Condensed Balance Sheets

(In Thousands, Except Per Share Amounts)

	December 31, 2013	December 31, 2012
Current assets:
Cash	$217	$225
Restricted cash	568	563
Accounts receivable, less allowance for doubtful accounts of $124 at December 31, 2013 and $154 at December 31, 2012	5,433	6,877
Inventories	9,400	10,431
Other current assets	1,337	1,424
Current assets of discontinued operations	382	1,040
Total current assets	17,337	20,560

Machinery and equipment	33,971	33,577
Less: Accumulated depreciation	29,232	27,578
Net machinery and equipment	4,739	5,999

Goodwill	9,194	9,709
Investment in partnerships	569	773
Other assets, net	749	1,260
Other assets of discontinued operations	132	831
Total assets	$32,720	$39,132

Current liabilities:
Checks written in excess of cash	$279	$637
Current maturities of long-term debt	2,210	2,945
Accounts payable	5,037	4,015
Accrued salaries, wages and commissions	1,676	1,644
Deferred gain	110	110
Other accrued liabilities	1,893	2,143
Current liabilities of discontinued operations	154	173
Total current liabilities	11,359	11,667

Long-term debt, less current maturities	6,271	7,222
Other postretirement benefit obligations	531	590
Accrued pension liabilities	839	510
Deferred gain	165	275
Other long-term liabilities	247	146
Total liabilities	19,412	20,410
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,727 and 5,687 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	5,727	5,687
Additional paid-in capital	16,434	15,797
Accumulated deficit	(8,522)	(2,360)
Accumulated other comprehensive loss	(331)	(402)
Total shareholders’ equity	13,308	18,722
Total liabilities and shareholders’ equity	$32,720	$39,132

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